Exhibit 99.4

To the Limited Partners of

PGM Master Fund L.P.

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

By:	Patrick T. Egan
President and Director Ceres Managed Futures LLC General Partner, PGM Master Fund L.P.

Ceres Managed Futures LLC 522 Fifth Avenue New York, NY 10036 (855) 672-4468

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of

PGM Master Fund L.P. (Master in Liquidation):

We have audited the accompanying statement of financial condition (liquidation basis), including the condensed schedule of investments (liquidation basis), of PGM Master Fund L.P. (Master in Liquidation) (the “Partnership”), as of June 30, 2015 (termination of operations) and the related statements of income and expenses (liquidation basis) and changes in partners’ capital (liquidation basis) for the period from January 1, 2015 to June 30, 2015 (termination of operations). In addition, we have audited the accompanying statement of financial condition, including the condensed schedule of investments, of the Partnership as of December 31, 2014, and the related statements of income and expenses and changes in partners’ capital for the period from September 1, 2014 (commencement of trading operations) to December 31, 2014. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the financial statements, the Partnership terminated operations on June 30, 2015. As a result, the Partnership changed its basis of accounting from the going concern basis to the liquidation basis.

In our opinion, such financial statements present fairly, in all material respects, (1) the financial position (liquidation basis) of PGM Master Fund L.P. (Master in Liquidation) as of June 30, 2015 (termination of operations), (2) the results of its operations (liquidation basis) and changes in its partners’ capital (liquidation basis) for the period from January 1, 2015 to June 30, 2015 (termination of operations), (3) the financial position as of December 31, 2014, and (4) the results of its operations and changes in its partners’ capital for the period from September 1, 2014 (commencement of trading operations) to December 31, 2014, in conformity with accounting principles generally accepted in the United States of America applied on the bases described in the preceding paragraph.

/s/ Deloitte & Touche LLP

New York, New York

September 30, 2015

PGM Master Fund L.P.

Statements of Financial Condition

June 30, 2015 (termination of operations) (liquidation basis)

and December 31, 2014

	June 30, 2015*	December 31, 2014
Assets:
Equity in trading account:
Cash (Note 3c)	$15,523,814	$15,741,545
Cash margin (Note 3c)	5,698,554	4,124,542
Net unrealized appreciation on open futures contracts	—	833,496
Net unrealized appreciation on open forward contracts	—	131,457

Total assets	$21,222,368	$20,831,040

Liabilities and Partners’ Capital:
Liabilities:
Net unrealized depreciation on open futures contracts	$534,963	$—
Net unrealized depreciation on open forward contracts	73,747	—
Accrued expenses:
Clearing fees due to MS&Co.	—	1,714
Professional fees	82,054	37,500
Liquidation redemptions payable	20,531,604	—

Total liabilities	21,222,368	39,214

Partners’ Capital:
General Partner	—	—
Limited Partner	—	20,791,826

Total liabilities and partners’ capital	$21,222,368	$20,831,040

*	Presented on a liquidation basis of accounting.

See accompanying notes to financial statements.

PGM Master Fund L.P.

Condensed Schedule of Investments (liquidation basis)

June 30, 2015

(termination of operations)

	Notional ($)/ Number of Contracts	Fair Value	% of Partners’ Capital*
Futures Contracts Purchased
Energy	1	$140	0.00%
Indices	391	(514,820)	(2.51)
Interest Rates Non-U.S.	516	(32,501)	(0.16)
Interest Rates U.S.	1669	259,593	1.27
Metals	12	(18,385)	(0.09)

Total futures contracts purchased		(305,973)	(1.49)

Futures Contracts Sold
Grains	159	(506,813)	(2.47)
Interest Rates Non-U.S.	1476	(11,741)	(0.06)
Interest Rates U.S.	348	74,561	0.36
Indices	304	215,003	1.05

Total futures contracts sold		(228,990)	(1.12)

Net unrealized depreciation on open futures contracts		(534,963)	(2.61)

Unrealized Appreciation on Open Forward Contracts
Currencies		370,689	1.81

Total unrealized appreciation on open forward contracts	$30,703,488	370,689	1.81

Unrealized Depreciation on Open Forward Contracts
Currencies		(444,436)	(2.16)

Total unrealized depreciation on open forward contracts	$31,377,806	(444,436)	(2.16)

Net unrealized depreciation on open forward contracts		(73,747)	(0.35)

Net fair value		$(608,710)	(2.96)%

*	Calculated based on pre-liquidation net assets.

See accompanying notes to financial statements.

PGM Master Fund L.P.

Condensed Schedule of Investments

December 31, 2014

	Notional ($)/ Number of Contracts	Fair Value	% of Partners’ Capital
Futures Contracts Purchased
Indices	237	$621,774	2.99%
Interest Rates Non-U.S.	410	631,575	3.04
Interest Rates U.S.	973	(99,608)	(0.48)

Total futures contracts purchased		1,153,741	5.55

Futures Contracts Sold
Energy	33	253,710	1.22
Grains	66	5,775	0.03
Interest Rates Non-U.S.	777	(70,736)	(0.34)
Interest Rates U.S.	139	(111,852)	(0.54)
Indices	132	(455,907)	(2.19)
Metals	21	58,765	0.28

Total futures contracts sold		(320,245)	(1.54)

Net unrealized appreciation on open futures contracts		833,496	4.01

Unrealized Appreciation on Open Forward Contracts
Currencies	$18,233,608	294,759	1.42

Total unrealized appreciation on open forward contracts		294,759	1.42

Unrealized Depreciation on Open Forward Contracts
Currencies	$8,465,012	(163,302)	(0.79)

Total unrealized depreciation on open forward contracts		(163,302)	(0.79)

Net unrealized appreciation on open forward contracts		131,457	0.63

Net fair value		$964,953	4.64%

See accompanying notes to financial statements.

PGM Master Fund L.P.

Statements of Income and Expenses

for the period from January 1, 2015 to June 30, 2015 (termination of operations)

(liquidation basis) and for the period from September 1, 2014 (commencement of trading operations)

to December 31, 2014

	2015*	2014
Investment income:
Interest income	$827	$616

Expenses:
Clearing fees	75,205	43,655
Professional fees	62,052	67,500

Total expenses	137,257	111,155

Net investment income (loss)	(136,430)	(110,539)

Trading results:
Net gains (losses) on trading of commodity interests:
Net realized gains (losses) on closed contracts	650,349	1,603,272
Net change in unrealized gains (losses) on open contracts	(1,573,663)	964,953

Total trading results	(923,314)	2,568,225

Net income (loss)	$(1,059,744)	$2,457,686

*	Presented on a liquidation basis of accounting.

See accompanying notes to financial statements.

PGM Master Fund L.P.

Statements of Changes in Partners’ Capital

for the period from January 1, 2015 to June 30, 2015 (termination of operations)

(liquidation basis) and for the period from September 1, 2014 (commencement of trading operations)

to December 31, 2014

Partners’ Capital
Initial capital contributions from Limited Partners at September 1, 2014	$10,500,000
Net income (loss)	2,457,686
Subscriptions	8,000,000
Redemptions	(165,244)
Distribution of interest income to feeder fund	(616)

Partners’ Capital at December 31, 2014	$20,791,826

Net income (loss)	(1,059,744)
Subscriptions	1,982,000
Redemptions	(21,713,255)
Distribution of interest income to feeder fund	(827)

Partners’ Capital at June 30, 2015*	$—

*	Presented on a liquidation basis of accounting.

See accompanying notes to financial statements.

PGM Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

June 30, 2015 (termination of operations)

1.	Partnership Organization:

PGM Master Fund L.P. (the “Master”) was a limited partnership organized under the partnership laws of the State of Delaware on August 7, 2014, to engage in the speculative trading of a diversified portfolio of commodity interests, including futures, option, swap and forward contracts. The sectors traded include currencies, indices, U.S. and non-U.S. interest rates, grains, energy and metals. The commodity interests that were traded by the Master were volatile and involved a high degree of market risk.

Ceres Managed Futures LLC, a Delaware limited liability company, acted as the general partner (the “General Partner”) and commodity pool operator of the Master. The General Partner is wholly owned by Morgan Stanley Smith Barney Holdings LLC (“MSSB Holdings”). MSSB Holdings is ultimately owned by Morgan Stanley. Morgan Stanley is a publicly held company whose shares are listed on the New York Stock Exchange. Morgan Stanley is engaged in various financial services and other businesses. Prior to June 28, 2013, Morgan Stanley indirectly owned a majority equity interest in MSSB Holdings and Citigroup Inc. indirectly owned a minority equity interest in MSSB Holdings. Prior to July 31, 2009, the date as of which MSSB Holdings became its owner, the General Partner was wholly owned by Citigroup Financial Products Inc., a wholly owned subsidiary of Citigroup Global Markets Holdings Inc., the sole owner of which is Citigroup Inc. As of June 30, 2015, all trading decisions for the Master were made by the Advisor (defined below).

During the periods included in this report, the Master’s commodity broker was Morgan Stanley & Co. LLC (“MS&Co.”), a registered futures commission merchant.

On September 1, 2014 (commencement of trading operations), Emerging CTA Portfolio L.P. (“Emerging CTA” or the “Feeder”) allocated a portion of its capital to the Master. Emerging CTA purchased an interest in the Master with cash equal to $10,500,000. The Master was formed to permit accounts managed by Perella Weinberg Partners Capital Management LP (the “Advisor”) using a variation of the program traded by PWP Global Macro Master Fund L.P., a proprietary, systematic trading program, to invest together in one trading vehicle.

On June 11, 2015, the Master and the General Partner terminated the Management Agreement by and among the Advisor, the Master and the General Partner effective the close of business on June 30, 2015. As a result, the Master changed its basis of accounting from the going concern basis to the liquidation basis.

Prior to its termination on June 30, 2015 and as of December 31, 2014, the Master’s sole investor was Emerging CTA.

The Master was liquidated under certain circumstances as defined in the limited partnership agreement of the Master (the “Limited Partnership Agreement”).

2.	Accounting Policies:

a.	Use of Estimates. The preparation of financial statements and accompanying notes in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires the General Partner to make estimates and assumptions that affect the reported amounts of assets and liabilities, income and expenses, and related disclosures of contingent assets and liabilities in the financial statements and accompanying notes. As a result, actual results could differ from these estimates.

The financial statements of the Master as of June 30, 2015 and for the period from January 1, 2015 to June 30, 2015 are prepared using the liquidation basis of accounting. The liquidation basis of accounting requires the Master to record assets and liabilities at values expected to be received or paid in liquidation. The change in basis of accounting from the going concern basis to the liquidation basis did not have a material effect on the Master’s carrying value of assets and liabilities or its results of operations. All carrying values, including the net unrealized

PGM Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

June 30, 2015 (termination of operations)

depreciation on open contracts which are carried at fair value, are expected to be realized by management during liquidation. Also, the liquidation basis of accounting requires the financial statements to include a statement of net assets available to shareholders or changes in net assets available. The Statements of Changes in Partners’ Capital (included herein) presents the same information and thus the financial statements include a statement of changes in net assets available to shareholders for the period January 1, 2015 to June 30, 2015.

b.	Statement of Cash Flows. The Master is not required to provide a Statement of Cash Flows.

c.	Master’s Investments. All commodity interests held by the Master, including derivative financial instruments and derivative commodity instruments, were held for trading purposes. The commodity interests were recorded on trade date and open contracts were recorded at fair value (as described below) at the measurement date. Investments in commodity interests denominated in foreign currencies were translated into U.S. dollars at the exchange rates prevailing at the measurement date. Gains or losses were realized when contracts are liquidated. Unrealized gains or losses on open contracts were included as a component of equity in trading account on the Statements of Financial Condition. Net realized gains or losses and any net change in unrealized gains or losses from the preceding period were reported in the Statements of Income and Expenses.

Master’s Fair Value Measurements.    Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to fair values derived from unobservable inputs (Level 3). The level in the fair value hierarchy within which the fair value measurement in its entirety falls shall be determined based on the lowest level input that is significant to the fair value measurement in its entirety.

The fair value of exchange-traded futures, options and forward contracts is determined by the various exchanges, and reflects the settlement price for each contract as of the close of business on the last business day of the reporting period. The fair value of foreign currency forward contracts is extrapolated on a forward basis from the spot prices quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period from various exchanges. The fair value of non-exchange-traded foreign currency option contracts is calculated by applying an industry standard model application for options valuation of foreign currency options, using as input the spot prices, interest rates, and option implied volatilities quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period.

The Master considered prices for exchange-traded commodity futures, forwards and option contracts to be based on unadjusted quoted prices in active markets for identical assets and liabilities (Level 1). The values of non-exchange-traded forwards, swaps and certain option contracts for which market quotations were not readily available were priced by broker-dealers that derive fair values for those assets and liabilities from observable inputs (Level 2). As of and for the six months ended June 30, 2015 and as of December 31, 2014 and for the period September 1, 2014 (commencement of trading operations) through December 31, 2014, the Master did not hold any derivative instruments that were priced at fair value using unobservable inputs through the application of the General Partner’s assumptions and internal valuation pricing models (Level 3). Transfers between levels are recognized at the end of the reporting period. During the six months ended June 30, 2015 and the period September 1, 2014 (commencement of trading operations) through December 31, 2014, there were no transfers of assets or liabilities between Level 1 and Level 2.

PGM Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

June 30, 2015 (termination of operations)

June 30, 2015	Total	Level 1	Level 2	Level 3
Assets
Futures	$638,780	$638,780	$—	$—
Forwards	370,689	—	370,689	—

Total Assets	1,009,469	638,780	370,689	—

Liabilities
Futures	1,173,743	1,173,743	—	—
Forwards	444,436	—	444,436	—

Total Liabilities	1,618,179	1,173,743	444,436	—

Net fair value	$(608,710)	$(534,963)	$(73,747)	$—

December 31, 2014	Total	Level 1	Level 2	Level 3
Assets
Futures	$1,613,267	$1,613,267	$—	$—
Forwards	294,759	—	294,759	—

Total Assets	1,908,026	1,613,267	294,759	—

Liabilities
Futures	779,771	779,771	—	—
Forwards	163,302	—	163,302	—

Total Liabilities	943,073	779,771	163,302	—

Net fair value	$964,953	$833,496	$131,457	$—

d.	Income Taxes. Income taxes have not been provided as each partner is individually liable for the taxes, if any, on its share of the Master’s income and expenses. The General Partner has concluded that no provision for income tax is required in the Master’s financial statements. The Master files U.S. federal and various state and local tax returns. No income tax returns are currently under examination. The 2014 tax year remains subject to examination by U.S. federal and most state tax authorities. The 2015 tax return, once filed, will be subject to examination for three years. The General Partner does not believe that there are any uncertain tax positions that require recognition of a tax liability.

e.	Investment Company Status. Effective January 1, 2014, the Master adopted Accounting Standards Update (“ASU”) 2013-08 “Financial Services—Investment Companies (Topic 946): Amendments to the Scope, Measurement and Disclosure Requirements.” ASU 2013-08 changes the approach to the investment company assessment, requires non-controlling ownership interests in other investment companies to be measured at fair value, and requires additional disclosures about the investment company’s status as an investment company. The adoption of this ASU did not have a material impact on the Master’s financial statements. Based on the General Partner’s assessment, the Master had been deemed to be an investment company since inception.

f.	Subsequent Events. The General Partner evaluates events that occur after the balance sheet date but before financial statements are issued. The General Partner has assessed the subsequent events through the date of filing and determined that, other than that referenced in Note 8 to the financial statements, there were no subsequent events requiring adjustment to or disclosure in the financial statements.

PGM Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

June 30, 2015 (termination of operations)

3.	Agreements:

a.	Limited Partnership Agreement:

The General Partner administered the business and affairs of the Master, including selecting one or more advisors to make trading decisions for the Master.

b.	Management Agreement:

The General Partner, on behalf of the Master, entered into a management agreement (the “Management Agreement”) with the Advisor, a registered commodity trading advisor. The Advisor was not affiliated with the General Partner or MS&Co. and was not responsible for the organization or operation of the Master. The Management Agreement provided that the Advisor had sole discretion in determining the investments of the Master. All management fees in connection with the Management Agreement were borne by the Feeder. The Management Agreement was in effect until June 30, 2015, when the Master terminated operations.

c.	Customer Agreement:

The Master entered into a customer agreement (the “Customer Agreement”) and a foreign exchange brokerage account agreement with MS&Co., whereby MS&Co. provided services which included, among other things, the execution of transactions for the Master’s account in accordance with orders placed by the Advisor. The Master paid MS&Co. trading fees for the clearing and, where applicable, execution of transactions. Further, all exchange, clearing, user, give-up, floor brokerage and National Futures Association fees (collectively the “clearing fees”) were borne by the Master. All other fees were borne by the Feeder. All of the Master’s assets were deposited in the Master’s account at MS&Co. The Master’s cash was deposited by MS&Co. in segregated bank accounts to the extent required by Commodity Futures Trading Commission regulations. At June 30, 2015 and December 31, 2014, the amount of cash held by the Master for margin requirements were $5,698,554 and $4,124,542, respectively. The Customer Agreement was in effect with respect to the Master until June 30, 2015, when the Master terminated operations.

4.	Trading Activities:

The Master was formed for the purpose of trading contracts in a variety of commodity interests, including derivative financial instruments and derivative commodity interests. The results of the Master’s trading activities are shown in the Statements of Income and Expenses.

The Customer Agreement between the Master and MS&Co. gave the Master the legal right to net unrealized gains and losses on open futures and forward contracts. The Master netted, for financial reporting purposes, the unrealized gains and losses on open futures and forward contracts on the Statements of Financial Condition as the criteria under Accounting Standards Codification (“ASC”) 210-20, “Balance Sheet,” were met.

All of the commodity interests owned by the Master were held for trading purposes. The monthly average number of futures contracts traded during the six months ended June 30, 2015 and during the period from September 1, 2014 (commencement of trading operations) to December 31, 2014, were 4,955 and 3,092, respectively. The monthly average notional values of currency forward contracts traded during the six months ended June 30, 2015 and during the period from September 1, 2014 (commencement of trading operations) to December 31, 2014 were $40,944,058 and $20,706,925, respectively.

PGM Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

June 30, 2015 (termination of operations)

The following tables summarize the gross and net amounts recognized relating to assets and liabilities of the Master’s derivatives and their offsetting subject to master netting arrangements or similar agreements as of June 30, 2015 (termination of operations) and December 31, 2014, respectively.

	Gross Amounts Recognized	Gross Amounts Offset in the Statements of Financial Condition	Net Amounts Presented in the Statements of Financial Condition	Gross Amounts Not Offset in the Statements of Financial Condition
June 30, 2015				Financial Instruments	Cash Collateral (Received)/ Pledged*	Net Amount
Assets
Futures	$638,779	$(638,779)	$—	—	—	$—
Forwards	370,689	(370,689)	—	—	—	—

Total Assets	$1,009,468	$(1,009,468)	$—	—	—	$—

Liabilities
Futures	$(1,173,742)	$638,779	$(534,963)	—	—	$(534,963)
Forwards	(444,436)	370,689	(73,747)	—	—	(73,747)

Total Liabilities	$(1,618,178)	$1,009,468	$(608,710)	—	—	$(608,710)

Net fair value						$(608,710)*

	Gross Amounts Recognized	Gross Amounts Offset in the Statements of Financial Condition	Net Amounts Presented in the Statements of Financial Condition	Gross Amounts Not Offset in the Statements of Financial Condition
December 31, 2014				Financial Instruments	Cash Collateral (Received)/ Pledged*	Net Amount
Assets
Futures	$1,613,267	$(779,771)	$833,496	—	—	$833,496
Forwards	294,759	(163,302)	131,457	—	—	131,457

Total Assets	$1,908,026	$(943,073)	$964,953	—	—	$964,953

Liabilities
Futures	$(779,771)	$779,771	$—	—	—	$—
Forwards	(163,302)	163,302	—	—	—	—

Total Liabilities	$(943,073)	$943,073	$—	—	—	$—

Net fair value						$964,953	*

*	In the event of default by the Master, MS&Co., the Master’s commodity futures broker and the sole counterparty to the Master’s off exchange-traded contracts, as applicable, has the right to offset the Master’s obligation with the Master’s cash held by MS&Co., thereby minimizing MS&Co.’s risk of loss. There is no collateral posted by MS&Co. and as such, in the event of default by MS&Co., the Master is exposed to the amount shown on the Master’s Statements of Financial Condition. In the case of exchange-traded contracts, the Master’s exposure to counterparty risk may be reduced since the exchange’s clearinghouse interposes its credit between buyer and seller and the clearinghouse’s guarantee fund may be available in the event of a default.

PGM Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

June 30, 2015 (termination of operations)

The following tables indicate the gross fair values of derivative instruments of futures and forward contracts as separate assets and liabilities as of June 30, 2015 (termination of operations) and December 31, 2014, respectively.

June 30, 2015
Assets
Futures Contracts
Energy	$140
Indices	232,297
Interest Rates Non-U.S.	72,189
Interest Rates U.S.	334,154

Total unrealized appreciation on open futures contracts	638,780

Liabilities
Futures Contracts
Grains	(506,813)
Indices	(532,114)
Interest Rates Non-U.S.	(116,431)
Metals	(18,385)

Total unrealized depreciation on open futures contracts	(1,173,743)

Net unrealized depreciation on open futures contracts	$(534,963)*

June 30, 2015
Assets
Forward Contracts
Currencies	$370,689

Total unrealized appreciation on open forward contracts	370,689

Liabilities
Forward Contracts
Currencies	(444,436)

Total unrealized depreciation on open forward contracts	(444,436)

Net unrealized depreciation on open forward contracts	$(73,747)**

*	This amount is included in "Net unrealized depreciation on open futures contracts" on the Statements of Financial Condition.
**	This amount is included in "Net unrealized depreciation on open forward contracts" on the Statements of Financial Condition.

PGM Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

June 30, 2015 (termination of operations)

December 31, 2014
Assets
Futures Contracts
Energy	$253,710
Grains	5,775
Indices	657,679
Interest Rates Non-U.S.	633,265
Interest Rates U.S.	2,813
Metals	60,025

Total unrealized appreciation on open futures contracts	1,613,267

Liabilities
Futures Contracts
Indices	(491,812)
Interest Rates Non-U.S.	(72,426)
Interest Rates U.S.	(214,273)
Metals	(1,260)

Total unrealized depreciation on open futures contracts	(779,771)

Net unrealized appreciation on open futures contracts	$833,496 *

December 31, 2014
Assets
Forward Contracts
Currencies	$294,759

Total unrealized appreciation on open forward contracts	294,759

Liabilities
Forward Contracts
Currencies	(163,302)

Total unrealized depreciation on open forward contracts	(163,302)

Net unrealized appreciation on open forward contracts	$131,457 **

*	This amount is included in "Net unrealized appreciation on open futures contracts" on the Statements of Financial Condition.

**	This amount is included in "Net unrealized appreciation on open forward contracts" on the Statements of Financial Condition.

The following table indicates the trading gains and losses, by market sector, on derivative instruments for the six months ended June 30, 2015 (termination of operations) and for the period from September 1, 2014 (commencement of trading operations) to December 31, 2014.

Sector	2015		2014
Currencies	$112,172		$616,633
Energy	(295,290)		804,200
Grains	(377,663)		(224,038)
Indices	(381,189)		220,153
Interest Rates U.S.	899,746		(67,012)
Interest Rates Non-U.S.	(733,725)		1,113,956
Metals	(147,365)		104,333

Total	$(923,314	)***	$2,568,225 ***

***	This amount is included in “Total trading results” on the Statements of Income and Expenses.

PGM Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

June 30, 2015 (termination of operations)

5.	Subscriptions, Distributions and Redemptions:

Subscriptions were accepted monthly from investors who became limited partners on the first day of the month after their subscriptions were processed. A limited partner had the right to withdraw all or part of its capital contribution and undistributed profits, if any, from the Master as of the end of any day (the “Redemption Date”) after a request for redemption had been made to the General Partner at least three days in advance of the Redemption Date. Such withdrawals were classified as a liability when the limited partner elected to redeem and informed the Master.

6.	Financial Highlights:

Financial highlights for the limited partner class as a whole for the period from January 1, 2015 to June 30, 2015 (termination of operations) and the period from September 1, 2014 (commencement of trading operations) to December 31, 2014 were as follows:

	2015		2014
Ratios to average net assets:
Net investment income (loss)*	(1.3	)%**	(0.7	)%**

Operating expenses	1.3	%**	0.7	%**

Total return	(5.5)%		20.5%

*	Interest income less total expenses.

**	Annualized.

These ratios were calculated for the limited partner class using the limited partner’s share of income, expenses and average net assets of the Master.

7.	Financial Instrument Risks:

In the normal course of business, the Master was party to financial instruments with off-balance sheet risk, including derivative financial instruments and derivative commodity instruments. These financial instruments may have included forwards, futures, options and swaps, whose values were based upon an underlying asset, index, or reference rate, and generally represented future commitments to exchange currencies or cash balances, to purchase or sell other financial instruments at specific terms at specified future dates, or, in the case of derivative commodity instruments, to have a reasonable possibility to be settled in cash, through physical delivery or with another financial instrument. These instruments may have been traded on an exchange, a swap execution facility or over-the-counter (“OTC”). Exchange-traded instruments included futures and certain standardized forward, swap and option contracts. Certain swap contracts may also have been traded on a swap execution facility or OTC. OTC contracts were negotiated between contracting parties and also included certain forward and option contracts. Each of these instruments was subject to various risks similar to those related to the underlying financial instruments, including market and credit risk. In general, the risks associated with OTC contracts were greater than those associated with exchange-traded instruments because of the greater risk of default by the counterparty to an OTC contract.

The Master traded futures contracts. A futures contract is a firm commitment to buy or sell a specified quantity of investments, currency or a standardized amount of a deliverable grade commodity, at a specified price on a specified future date, unless the contract is closed before the delivery date or if the delivery quantity is something where physical delivery cannot occur (such as the S&P 500 Index), whereby such contract is settled in cash. Payments (“variation margin”) may be made or received by the Master each business day, depending on the daily fluctuations in the value of the underlying contracts, and are recorded as unrealized gains or losses by the Master. When the contract is closed, the Master

PGM Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

June 30, 2015 (termination of operations)

record a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. Transactions in futures contracts require participants to make both initial margin deposits of cash or other assets and variation margin deposits, through the futures broker, directly with the exchange on which the contracts are traded. Net realized gains (losses) and changes in net unrealized gains (losses) on futures contracts are included in the Master’s Statements of Income and Expenses.

Forward foreign currency contracts are those contracts where the Master agree to receive or deliver a fixed quantity of foreign currency for an agreed-upon price on an agreed future date. Forward foreign currency contracts are valued daily, and the Master’s net equity therein, representing unrealized gain or loss on the contracts as measured by the difference between the forward foreign exchange rates at the dates of entry into the contracts and the forward rates at the reporting date, is included in the Master’s Statements of Financial Condition. Net realized gains (losses) and changes in net unrealized gains (losses) on forward foreign currency contracts are recognized in the period in which the contract is closed or the changes occur, respectively, and are included in the Master’s Statements of Income and Expenses.

The Master does not isolate the portion of the results of operations arising from the effect of changes in foreign exchange rates from fluctuations due to changes in market prices of investments held. Such fluctuations are included in total trading results in the Master’s Statements of Income and Expenses.

Market risk is the potential for changes in the value of the financial instruments traded by the Master due to market changes, including interest and foreign exchange rate movements and fluctuations in commodity or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded. The Master was exposed to a market risk equal to the value of futures and forward contracts purchased and unlimited liability on such contracts sold short.

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. The Master’s risk of loss in the event of a counterparty default was typically limited to the amounts recognized in the Statement of Financial Condition and was not represented by the contract or notional amounts of the instruments. The Master’s risk of loss was reduced through the use of legally enforceable master netting agreements with counterparties that permitted the Master to offset unrealized gains and losses and other assets and liabilities with such counterparties upon the occurrence of certain events. The Master had credit risk and concentration risk, as MS&Co. or its affiliate was the counterparty or broker with respect to the Master’s assets. Credit risk with respect to exchange-traded instruments was reduced to the extent that, through MS&Co., the Master’s counterparty was an exchange or clearing organization.

The General Partner monitored and attempted to control the Master’s risk exposure on a daily basis through financial, credit and risk management monitoring systems and, accordingly, believed that it had effective procedures for evaluating and limiting the credit and market risks to which the Master may have been subject. These monitoring systems generally allowed the General Partner to analyze statistically actual trading results with risk-adjusted performance indicators and correlation statistics. In addition, online monitoring systems provided account analysis of futures, forward and option contracts by sector, margin requirements, gain and loss transactions and collateral positions.

The majority of these instruments matured within one year of the inception date. However, due to the nature of the Master’s business, these instruments may not have been held to maturity.

8.	Liquidation of the Master:

Initial payment of the Master’s liquidation redemptions payable to Emerging CTA was made on July 2, 2015 with the remainder paid between July 3, 2015 and July 10, 2015.